Exhibit 10.1

LICENSE AGREEMENT

between the

UNIVERSITY OF CONNECTICUT HEALTH CENTER

and

DELIATROPH PHARMACEUTICALS, INC.

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TABLE OF CONTENTS

R E C I T A L S............................................................................................................1

7. Patent Prosecution………………………………………………………………….7

8. Infringement………………………………………………………………………...7

9. Indemnification and Insurance………………………………………………………9

10. No Representations or Warranties………………………………………………...10

11. Termination………………………………………………………………………..10

12. Dispute Resolution………………………………………………………………...11

13. Miscellaneous…………………………………………………………………......12

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This License Agreement, effective as of the 15th day of November, 2002 (the "EFFECTIVE DATE"), is between the University of Connecticut Health Center ("UCHC"), a public institution of higher education, c/o the Center for Science and Technology Commercialization, with a principal office at 263 Farmington Avenue, Farmington, CT 06030-6207, and DeliaTroph Pharmaceuticals, Inc. ("DELIATROPH"), a California Corporation, with a principal place of business at 11588 Sorrento Valley Road, Suite 16, San Diego, CA 92121.

R E C I T A L S

WHEREAS, UCHC is the owner of certain PATENT RIGHTS (as later defined herein) relating to U.S. Patent Number 5,721,348 issued February 24, 1998, entitled, “DNA Encoding PH-20 Proteins,” by Paul Primakoff and Diana G. Myles and has the right to grant licenses under said PATENT RIGHTS;

WHEREAS, UCHC desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license hereunder;

WHEREAS, DELIATROPH has represented to UCHC, to induce UCHC to enter into this Agreement, that DELIATROPH shall commit itself to a diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, DELIATROPH desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein contained, UCHC and DELIATROPH, intending to be legally bound, do hereby agree as follows:

1.   DEFINITIONS

1.1 "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by DELIATROPH or itself controls DELIATROPH. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 "FIELD" shall mean use of the PATENT RIGHTS for any and all purposes.

1.3 “LICENSED PRODUCT” shall mean any product which (or the use of which) absent the license granted hereunder, would infringe one or more Valid Claims of the PATENT RIGHTS.

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1.4 "NET SALES" shall mean the gross amount billed by DELIATROPH and/or its AFFILIATES for sale of LICENSED PRODUCTS less the following:

(a)import, export, excise, value-added, use, sales taxes and other direct taxes incurred;

(b)   custom duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such LICENSED PRODUCT;

(c)   costs of insurance, packing and transportation from the place of manufacture to the customer’s premises or point of installation; and

(d)   credits for returns, allowances, trades, discounts and rebates to, and chargebacks from the account of, customers for spoiled, damaged, out-dated, rejected or returned LICENSED PRODUCT.

NET SALES shall occur on the date of billing for the LICENSED PRODUCT. Distributions or transfers of any LICENSED PRODUCT among DELIATROPH’S AFFILIATES shall not be deemed royalty-bearing sales for purposes of calculating NET SALES unless and until such distributed or transferred LICENSED PRODUCT is resold to a third party in a transaction that is included in NET SALES.

1.5 "PATENT RIGHTS" shall mean:

               (a) U.S. Patent Number 5,721,348 issued February 24, 1998, entitled “DNA Encoding PH-20 Proteins.”;

   (b) utility applications converted therefrom;

   (c) continuing applications thereof (including divisionals, substitutions, continuations and continuation-in-part applications);

   (d) foreign counterparts, if any, to any of the foregoing including without limitation utility models, design patents and certificates of invention; and
   (e) patents including reissues, renewals, reexaminations, extensions or additions issuing from any of the applications described in (b), (c), and (d).

1.6 "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.7 "SUBLICENSE INCOME" shall mean any cash payments that DELIATROPH or an AFFILIATE receives from a SUBLICENSEE in sole consideration of and solely associated with the sublicense of the rights granted DELIATROPH and AFFILIATES under Section 2.2, including sublicense fees, sublicense maintenance fees, sublicense milestone payments, and sublicense royalties on sales but specifically excluding research and development payments.

1.8 "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted DELIATROPH under Section 2.2.

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1.9 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.10 "TERRITORY" shall mean worldwide.

1.11 “VALID CLAIM” shall mean a claim of an issued and unexpired patent included within the PATENT RIGHTS which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

2.   GRANT OF RIGHTS

2.1 License Grants. Subject to the terms of this Agreement, UCHC hereby grants to DELIATROPH and its AFFILIATES for the TERM an exclusive license under the PATENT RIGHTS to research, develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY.

2.2 Sublicenses. DELIATROPH shall have the right to grant sublicenses of its rights under Section 2.1 herein; provided, however, that DELIATROPH shall incorporate terms and conditions into its sublicense agreements sufficient to enable DELIATROPH to comply with this Agreement. DELIATROPH shall promptly notify UCHC of any such sublicenses and within thirty (30) days following the execution of such sublicense shall provide UCHC with a copy of such sublicense; provided, however, that DELIATROPH shall have the right to redact confidential technical, financial or business information that DELIATROPH reasonably believes should be redacted for competitive reasons, but in no case shall DELIATROPH exclude any information necessary for UCHC to determine the compliance of DELIATROPH with the terms and obligations of this Agreement. UCHC shall inform DELIATROPH of third parties expressing interest to UCHC in acquiring such a sublicense; provided, however that DELIATROPH is under no obligation to grant such a sublicense. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from UCHC. UCHC agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.3 U.S. Manufacturing. To the extent required by applicable law, DELIATROPH agrees to use its commercially reasonable efforts consistent with good business judgment to assure that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States.

2.4 Retained Rights. UCHC retains the right to make non-commercial use of the PATENT RIGHTS solely for its internal research, teaching, and educational purposes.

2.5 Federal Government. To the extent that UCHC’s PATENT RIGHTS were developed with the support of federal funding, DELIATROPH acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS to the extent required by 35  U.S.C. §§201-211, and the regulations promulgated there under, as amended, or any successor statutes or regulations.

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2.6 Ownership. DELIATROPH shall own without restriction and without charge or royalty to UCHC all intellectual property and technology that it had rights to prior to the EFFECTIVE DATE of this Agreement, or that it develops or which is developed for it or on its behalf by a third party during the term of this Agreement. Nothing in this Agreement will impair DELIATROPH’S right to independently acquire, license, develop for itself, or have others develop for it, intellectual property and technology performing similar functions as the PATENT RIGHTS or to market and distribute products other than PRODUCTS based on such other intellectual property and technology. All PATENT RIGHTS shall be owned by UCHC and shall be subject to the terms of this Agreement.

2.7 No Additional Rights. Other than as contemplated elsewhere in this Agreement nothing in this Agreement shall be construed to confer any rights upon DELIATROPH by implication, estoppel, or otherwise as to any technology or patent rights of UCHC or any other entity other than the PATENT RIGHTS.

3.   ROYALTIES AND PAYMENT TERMS

3.1 Consideration for Grant of Rights.

(a) Annual License Fee. DELIATROPH shall pay to UCHC an Annual License Fee of Five-Thousand dollars ($5,000) within thirty (30) days following the EFFECTIVE DATE, and every anniversary of the EFFECTIVE DATE thereafter until the first sale of LICENSED PRODUCT in the TERRITORY.

   (b) Milestone Payments. DELIATROPH shall pay to UCHC the following amounts for reaching the associated clinical milestones for the first time for each LICENSED PRODUCT anywhere in the TERRITORY:

Start of Phase I, or first dose into man:    $25,000

                                    Start of Phase II, or equivalent:     $50,000

Start of Phase III, or equivalent:    $100,000

Filing of an NDA or equivalent:    $250,000

Launch of first LICENSED PRODUCT: $500,000

As used in this Section 3.1(b) the “start” of each Phase trial shall mean the first administration to the first patient in the first trial for such Phase.

(c) Minimum Royalties. Commencing in the year of the first sale of LICENSED PRODUCT, DELIATROPH shall pay to UCHC an annual minimum royalty of Ten-Thousand Dollars ($10,000), which shall be increased 25% every two years thereafter. Minimum royalties shall be payable and due to UCHC within thirty (30) days following the end of the calendar year in which payment is due.

(d) Running Royalties. DELIATROPH shall pay to UCHC a running royalty of four percent (4.0%) of NET SALES of LICENSED PRODUCTS. Running royalties shall be payable for each REPORTING PERIOD and shall be due to UCHC within sixty (60) days following the end of each REPORTING PERIOD.

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(e) Share of SUBLICENSE INCOME. DELIATROPH shall pay UCHC a total of thirty-five percent (35%) of SUBLICENSE INCOME received by DELIATROPH or AFFILIATES. Such amount shall be payable for each REPORTING PERIOD and shall be due to UCHC within sixty (60) days following the end of each REPORTING PERIOD.

(f) Combination Product. In the event a LICENSED PRODUCT is sold in a combination product with one or more other biologically active components and/or devices for administering or dispensing such LICENSED PRODUCT, Net Sales, for purposes of royalty payments on the combination product, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/B, where A is the gross selling price of the LICENSED PRODUCT sold separately and B is the gross selling price of the combination product. In the event that no such separate sales are made by DELIATROPH, its AFFILIATES or permitted sublicensees, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination product by the fraction C/(C+D), where C is the fully allocated cost of the LICENSED PRODUCT and D is the fully allocated cost of such other biologically active components and/or devices.

(g) Obligations to pay Third Party Running Royalty. In the event DELIATROPH, its AFFILIATES or SUBLICENSEES is obligated to make running royalty payments to any third party(ies) for the sale of a LICENSED PRODUCT in the FIELD, such that the aggregate running royalties due to UCHC and such third party(ies) exceed 7.5% of NET SALES, then DELIATROPH shall have the right to reduce the amount of running royalties due to UCHC under Sections 3.1(d) proportionately with the amount of running royalties due to such third party(ies) such that the aggregate running royalty payable by DELIATROPH is equal to 7.5% with respect to sales of such LICENSED PRODUCT; provided, however, that DELIATROPH shall not reduce the amount of the royalties paid to UCHC under Sections 3.1(d), with respect to sales of such LICENSED PRODUCT, to less than one-half (1/2) of the applicable running royalty owed by DELIATRIOPH to UCHC for the sale of such LICENSED PRODUCT (as calculated before giving effect to this Section 3.1(g)(i)).

(h) Obligations to pay Share of SUBLICENSE INCOME to Third Party(ies). In the event that DELIATROPH, its AFFILIATES, or SUBLICENSEES is obligated to make payments of a share of SUBLICENSE INCOME to any third party(ies) such that the aggregate share of SUBLICENSE INCOME due to UCHC and such third party(ies) exceeds fifty percent (50%) of the SUBLICENSE INCOME received by DELIATROPH, then DELIATROPH shall have the right to reduce the share of SUBLICENSE INCOME due to UCHC under Section 3.1(e) proportionately with the share of SUBLICENSE INCOME due to such third party(ies) such that the aggregate share of SUBLICENSE INCOME payable by DELIATROPH is equal to fifty percent (50%) of SUBLICENSE INCOME; provided, however, that DELIATROPH shall not reduce the share of SUBLICENSE INCOME paid to U CHC under Section 3.1(e) to less than one-half (1/2) of the applicable share of SUBLICENSE INCOME owed by DELIATROPH to UCHC (as calculated before giving effect to this Section 3.1(g)(ii)).

(i) This Section 3.1(i) expressly does not apply to running royalties or share of SUBLICENSE INCOME paid by DELIATROPH to third party(ies) with respect to other biologically active components included in any combination product as described in Section 3.1(f).

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(j) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

3.2 Payments.

(a) Method of Payment. All payments under this Agreement should be made payable to the "University of Connecticut Health Center" and sent to the address identified in Section 13.6. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to United States dollars shall be made using the exchange rate for (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading "Currency Trading" on the last business day of the REPORTING PERIOD or on the last business day of the calendar year for annual payments. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c) Late Payments. Any payment obligations by DELIATROPH that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as published in The Wall Street Journal, Western Edition, under the heading “Money Rates” on the date payment is due or, if such date is not a business day, then the last business day prior to such date.

4.   COMPANY DILIGENCE OBLIGATIONS

4.1 Diligence Requirements. DELIATROPH shall use diligent efforts, or shall cause its AFFILIATES to use diligent efforts, to develop LICENSED PRODUCTS, and to introduce LICENSED PRODUCTS into the commercial market; thereafter, subject to sound business judgment, DELIATROPH or its AFFILIATES shall make LICENSED PRODUCTS reasonably available to the public. Specifically, DELIATROPH or AFFILIATE shall fulfill the following obligations:

(a) Within ninety (90) days following the EFFECTIVE DATE, DELIATROPH shall furnish UCHC with a written Development and Marketing Plan for a LICENSED PRODUCT, which shall include the definition of key development milestones to be achieved, the dates by which such milestones are targeted to be achieved, and how and when a LICENSED PRODUCT will be marketed; provided, however, that DELIATROPH shall have no obligation to disclose confidential technical, financial or business information that DELIATROPH reasonably believes should not be disclosed for competitive reasons, but in no case shall DELIATROPH exclude any information necessary for UCHC to determine the compliance of DELIATROPH with the terms and obligations of this Agre ement.

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(b) Within thirty (30) days after the end of each calendar year, DELIATROPH shall furnish UCHC with a written report describing its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS, including its progress toward the clinical milestones as described in Sections 3.1(b) and key development milestones as described in Section 4.1(a); provided, however, that DELIATROPH shall have no obligation to disclose confidential technical, financial or business information that DELIATROPH reasonably believes should not be disclosed for competitive reasons, but in no case shall DELIATROPH exclude any information necessary for UCHC to determine the compliance of DELIATROPH with the terms and obligations of this Agreement. The report shall also contain a discussion of any and all sublicensing activities that occurred during the same year. The report will contain a description of intended efforts and sales projections (if any) for the next calendar year, i.e. the calendar year in which the report is submitted.

(c) In the event that UCHC determines, with reasonable evidence, that DELIATROPH or an AFFILIATE has failed to fulfill any of its obligations under this Article 4, then UCHC may treat such failure as a material breach in accordance with Section 11.3(b).

5.   RECORDS AND REPORTS

5.1 Records. DELIATROPH shall maintain, and shall cause its AFFILIATES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to UCHC in relation to this Agreement, which records shall contain sufficient information to confirm the accuracy of any reports and payments delivered to UCHC.

5.2  Records Retention. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain.

5.3 Audit Request. Upon the written request of UCHC and not more than once in each calendar year, DELIATROPH shall permit an independent certified public accounting firm of nationally recognized standing, selected by UCHC and reasonably acceptable to DELIATROPH, at UCHC's expense, to have access during normal business hours to such of the records of DELIATROPH as may be reasonably necessary to verify the accuracy of the reports described in Section 5.5 hereunder in any year ending not more than forty-eight (48) months prior to the date of such request. The accounting firm shall disclose to UCHC only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed during the audited period, DELIATROPH shall pay such additional royalties within thirty (30) days of receiving notice thereof from UCHC with a copy of such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by UCHC; provided, however, that if the audit discloses that the royalties payable by DELIATROPH for such period are more than one hundred ten percent (110%) of the royalties actually paid for such period, then DELIATROPH shall pay the reasonable fees and expenses charged by such accounting firm.

5.4 Frequency of Reports.

(a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT, DELIATROPH shall deliver reports to UCHC annually, within thirty (30) days following the end of each calendar year, containing information concerning the immediately preceding calendar year, as described in Section 4.1(b).

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(b) Upon First Commercial Sale of a LICENSED PRODUCT. DELIATROPH shall report to UCHC the date of first commercial sale of a LICENSED PRODUCT within thirty (30) days following occurrence in each country.

(c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT, DELIATROPH shall deliver reports to UCHC within thirty (30) days following the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.5.

5.5 Content of Reports and Payments. Each report delivered by DELIATROPH to UCHC shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(a) the number of LICENSED PRODUCTS sold by DELIATROPH and its AFFILIATES to independent third parties in each country;

(b) the gross price billed by DELIATROPH and its AFFILIATES for each LICENSED PRODUCT in each country;

(c) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(d) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(e) the amount of SUBLICENSE INCOME received by DELIATROPH from each SUBLICENSEE and the amount due to UCHC from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(f) the number of sublicenses entered into for the PATENT RIGHTS.

If no amounts are due to UCHC for any REPORTING PERIOD, the report shall nevertheless be delivered and shall so state.

6. CONFIDENTIALITY

6.1 Confidential Information. As used herein “Confidential Information” shall mean, with respect to a party, all information which is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement, and (a) if disclosed in writing or digital medium, is marked or otherwise identified as confidential when disclosed to the other party or (b) in the case of information otherwise disclosed, is identified as confidential in a written document received by the other party within thirty (30) days after such other disclosure.

6.2 DELIATROPH Confidential Information. All reports provided to UCHC by DELIATROPH pursuant to this Agreement shall be “Confidential Information.” UCHC shall not disclose the Confidential Information of DELIATROPH to any third party without the prior written consent of DELIATROPH; provided, however, that disclosures may be made as required by applicable law, order or regulation of a governmental agency or a court of competent jurisdiction .

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6.3 UCHC Confidential Information. DELIATROPH agrees not to disclose to any third party the Confidential Information of UCHC, unless already covered by a pending U.S. patent application or issued U.S. patent, without the prior written consent of UCHC; provided, however, that disclosures may be made (i) pursuant to applicable law, order or regulation of a governmental agency or a court of competent jurisdiction, (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, (iii) in confidence, to actual or prospective investors, (iv) in confidence, to actual or prospective corporate and business partners, or (v) to DELIATROPH’S accountants, attorneys, and other professional advisors.

6.4 Exclusions from Confidentiality. Obligations under this Article shall not extend to any part of Confidential Information (i) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; (ii) that can be demonstrated, from written records to have been made available to recipient by another source not under obligation of confidentiality to the disclosing party; (iii)  that can be demonstrated from written records to have been independently developed by the recipient without reference to such Confidential Information; or (iv) that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by recipient.

6.5 The Agreement as Confidential. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party; provided, however, that disclosures may be made (i) pursuant to applicable law, order or regulation of a governmental agency or a court of competent jurisdiction, (ii)in confidence, to actual or prospective investors, (iii) in confidence, to actual or prospective corporate and business partners, or (iv) to DELIATROPH’S or UCHC’s accountants, attorneys, and other professional advisors.

7.   PATENT PROSECUTION

7.1 Responsibility for PATENT RIGHTS. UCHC, at its own expense, shall maintain all of the PATENT RIGHTS in the United States during the TERM. With respect to each patent within the PATENT RIGHTS, UCHC shall (a)  notify DELIATROPH of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with DELIATROPH as reasonably requested, and receive and incorporate reasonable comments by DELIATROPH thereon; and (b) a reasonable time prior to abandoning such patents or otherwise taking or failing to take any action that would substantially affect the scope or validity of rights under such patent applications or patents, provide DELIATROPH with reasonable prior written notice of such intended abandonment or decline of responsibility to maintain the relevant PATENT RIGHTS, and DELIATROPH shall have the opportunity to assume such financial obligation.

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7.2 Patent Applications. UCHC represents that to the best of its knowledge there are no pending patent applications, or patent applications that have been abandoned but retain the ability to be revived, that contain claims enabled and supported by the written description in the disclosure in a parent application for a patent contained within the PATENT RIGHTS.

8.   INFRINGEMENT

8.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

8.2 DELIATROPH’S Right to Prosecute and Protect PATENT RIGHTS. DELIATROPH shall have the right but not the obligation, at its own expense, to protect the PATENT RIGHTS from infringement and prosecute infringers when, in its judgment, such action may be reasonably necessary, proper and justified, in the name of UCHC, DELIATROPH or both as may be required by law. If a declaratory judgment action alleging invalidity, unenforceability or noninfringement of any of the PATENT RIGHTS is brought against DELIATROPH and/or UCHC, DELIATROPH may elect to have sole control of the action, and if DELIATROPH so elects, it shall bear all the costs of the action. So long as DELIATROPH remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, DELIATROPH shall have the sole right to sublicense any alleg ed infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Revenues to DELAITROPH pursuant to such sublicense shall be treated as set forth in Article 3.

8.3 Notice of Infringement by UCHC. If UCHC supplies DELIATROPH with evidence of infringement of the PATENT RIGHTS, UCHC may, by notice, request DELIATROPH to take steps to enforce the PATENT RIGHTS. If UCHC does so, and DELIATROPH does not, within ninety (90) days following the receipt of such notice, either (i) cause the infringement to terminate, or (ii) initiate a legal action against the infringer, UCHC may, upon notice to DELIATROPH, take the actions it deems necessary, proper and justified to protect the PATENT RIGHTS, in accordance with DELIATROPH’s rights under this Agreement, including initiating an action against the infringer at UCHC’ s expense, in the name of UCHC, DELAITROPH or both as may be required by law.

8.4 Cooperation. In the event one party institutes or carries on a legal action pursuant to this Article 8, the other party shall fully cooperate with and supply all assistance reasonably requested by the party instituting or carrying on such action, including by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party controlling an action pursuant to this Article 8 shall bear the reasonable out-of-pocket expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this Section 8.4. A party instituting or carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense.

8.5 Settling or Abandoning Actions. The party controlling any action referred to in this Article 8 shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable and agreed to in writing by the other party. Should the party controlling the action elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to the other party, the party controlling the action, shall give timely notice to the other party who, if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

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8.6 Allocation of Payments. Any amounts paid to a party by third parties as the result of any action contemplated in this Section 8 shall first be applied to reimbursement of the documented unreimbursed out-of-pocket expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder shall be divided between the parties as follows:

(a) To the extent the amount recovered reflects lost royalties or percentage of SUBLICENSE INCOME to UCHC, DELIATROPH shall pay UCHC the lost royalties or percentage of SUBLICENSE INCOME that would have been due UCHC if NET SALES of LICENSED PRODUCT had been made by DELIATROPH, an AFFILIATE or a SUBLICENSEE, as the case may be, and DELIATROPH shall retain the remainder.

(b) To the extent the amount recovered does not reflect lost royalties or the percentage of SUBLICENSE INCOME otherwise due UCHC, such recovery shall be retained by the party who brought or defended the action, and who also paid the costs of such action.

9.   INDEMNIFICATION AND INSURANCE.

9.1  Indemnification.

(a) Indemnity. DELIATROPH shall indemnify, defend, and hold harmless UCHC and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees to the extent arising from any third party claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

(b) Procedures. The Indemnitees shall provide DELIATROPH with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. DELIATROPH shall, at its own expense, provide attorneys reasonably acceptable to UCHC to defend against any such claim. The Indemnitees shall cooperate fully with DELIATROPH in such defense and DELIATROPH shall have the right to conduct and control such defense and the disposition of such claim, suit, or acti on (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at its own expense, if representation of such Indemnitee by the counsel retained by DELIATROPH would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. DELIATROPH shall keep UCHC informed of the progress in the defense and disposition of such claim and to consult with UCHC with regard to any proposed settlement.

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9.2 Insurance. DELIATROPH shall obtain and carry in full force and effect commercial general liability insurance, and at the time of commercialization of a LICENSED PRODUCT, product liability and errors and omissions insurance which shall protect DELIATROPH and Indemnitees with respect to events covered by Section 9.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the State of Connecticut or an insurer pre-approved by UCHC, such approval not to be unreasonably withheld, (ii) shall list UCHC as an additional insured thereunder, (iii) shall be endorsed to include liability coverage, and (iv) shall require thirty (30) days written notice to be given to UCHC prior to any cancellation o r material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, DELIATROPH may self-insure subject to prior approval of UCHC. DELIATROPH shall provide UCHC with Certificates of Insurance evidencing compliance with this Section. DELIATROPH shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which DELIATROPH or any AFFILIATE continues to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement for a period of five (5) years. < /DIV>

9.3 In the event of monetary loss resulting from acts of omission or commission by UCHC or its employees in connection with the Agreement, DELIATROPH shall have recourse through the Connecticut Claims Commission as provided under Chapter 53 of the Statutes of the State of Connecticut in which all claims for monetary relief against the State of Connecticut and the University of Connecticut shall be filed with the State of Connecticut Claims Commissioner.

10.   NO REPRESENTATIONS OR WARRANTIES.

10.1 EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, UCHC MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, UCHC makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT will not infringe any patents or other intellectual property rights of a third party.

10.2 IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

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11.   TERMINATION.

11.1 Voluntary Termination by DELIATROPH. DELIATROPH shall have the right to terminate this Agreement, for any reason, (i) upon at least thirty (30) days prior written notice to UCHC, such notice to state the date at least thirty (30) days in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to UCHC through such termination date.

11.2 Cessation of Business. If DELIATROPH ceases to conduct business, UCHC shall have the right to terminate this Agreement immediately upon written notice to DELIATROPH.

11.3 Termination for Default.

(a) Nonpayment. In the event DELIATROPH fails to pay any amounts due and payable to UCHC hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, UCHC may terminate this Agreement immediately upon written notice to DELIATROPH.

(b) Material Breach. In the event DELIATROPH commits a breach of a material obligation under this Agreement, except for breach as described in Section 11.3(a), and fails to cure that breach within ninety (90) days after receiving written notice thereof, UCHC may terminate this Agreement immediately upon written notice to DELIATROPH.

11.4  Effect of Termination.

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 6, 9, 10, 11 and 12, and Sections 5.1, 5.2, and 5.3.

(b) Inventory. Upon the early termination of this Agreement, DELIATROPH and its AFFILIATES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the date of termination, provided that (i) DELIATROPH pays UCHC the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) DELIATROPH and its AFFILIATES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the date of termination.

(c) Pre-termination Obligations. In no event shall termination of this Agreement release DELIATROPH and AFFILIATES from the obligation to pay any amounts that became due on or before the date of termination.

(d) Post-termination Obligations. If UCHC terminates this Agreement pursuant to Section 11.3(a) or 11.3(b), all rights to the PATENT RIGHTS shall revert back to UCHC and UCHC shall receive the right of first negotiation to obtain on commercially reasonable terms a license from DELIATROPH to commercialize products comprising modifications, corrections, additions, extensions, upgrades, variations, or enhancement s to the extent resulting from data and information directly arising from the research, development, manufacture and use of the PATENT RIGHTS by DELIATROPH.

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12.   DISPUTE RESOLUTION

12.1 Dispute. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or any subsequent amendments to this Agreement including, without limitation, the breach, termination, validity or invalidity thereof, or any non-contractual issues relating to this Agreement (each, a “Dispute”), each of the parties will appoint a designated officer to meet for the purpose of endeavoring to resolve such Dispute or to negotiate for an adjustment to such provision. No formal proceedings for the judicial resolution of such Dispute, except for the seeking of temporary restraining orders or injunctions, may begin until this dispute resolution procedure has been elevated to the President, in the case of DELIATROPH, and the Vice President of Research Administration, in the case of UCHC, and either of such officers of UCHC or DELIATROPH in good faith conclude, after a good faith attempt to resolve the Dispute, that amicable resolution through continued negotiation of the matter at issue does not appear likely. Such attempt to resolve the dispute may be accomplished by conference between such officers of DELIATROPH and UCHC, either face-to-face or by telephone, or by the exchange of correspondence.

12.2 Mediation. If the parties are unable to reach a solution by negotiation within a period of sixty (60) days, the parties agree to try in good faith to settle the Dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules (the “Rules”), or another administrative entity mutually agreed to by the parties. Neither party may submit such Dispute to litigation in a court of law without first completing mediation.

12.3 Statute of Limitations. Except as otherwise determined by the mediator under Section 12.2, any statute of limitations will be tolled upon initiation of the dispute resolution procedures under this Article 12 and will remain tolled until the Dispute is resolved in accordance herewith; provided, however, that tolling will cease if the party against which the statute of limitations would be applied fails to observe the procedures set forth in this Article 12, except for the seeking of temporary restraining orders or injunctions.

12.4 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article 12, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction. Notwithstanding the foregoing, either party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional re lief that is necessary or desirable to protect the rights or property of such party, pending the mediation hereunder or the resolution of any dispute, controversy or claim hereunder.

12.5 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve DELIATROPH from its obligation to make undisputed payments pursuant to Article 3 of this Agreement.

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13.    MISCELLANEOUS

13.1 Assignment. This Agreement is personal to DELIATROPH and no rights or obligations may be assigned by DELIATROPH without the prior written consent of UCHC, which consent shall not be unreasonably withheld, provided, however, that DELIATROPH may assign or transfer the Agreement in connection with the sale of all or substantially all of its assets or in the event of its merger, consolidation, change in control or similar transaction. This Agreement is not assignable by UCHC without the prior written consent of DELIATROPH, which consent shall not be unreasonably withheld. Any such permitted assignee shall succeed to all of the rights and obligations of UCHC under this Agreement.

13.2 Compliance with Laws. DELIATROPH shall use commercially reasonable efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS.

13.3 Export Control. DELIATROPH and its AFFILIATES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. DELIATROPH hereby gives written assurance that it will comply with, and will cause its AFFILIATES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES, and that it will indemnify, defend, and hold UCHC harmless (in accordance with Section 9.1) for the consequences of any such violation.

13.4 Non-Use of UCHC Name. Except as required by applicable law, order or regulation of a governmental agency or a court of competent jurisdiction, DELIATROPH and its AFFILIATES shall not use the name of the "University of Connecticut Health Center," or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by UCHC, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of UCHC. The foregoing notwithstanding, without the consent of UCHC, DELIATROPH may state that it is licensed by UCHC under one or more of the patents an d/or patent applications comprising the PATENT RIGHTS.

13.5 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, DELIATROPH shall mark, and shall cause its AFFILIATES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

13.6  Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses of the parties:

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If to UCHC:
                         University of Connecticut Health Center
                   c/o the Center for Science and Technology Commercialization
       263 Farmington Avenue
       Farmington, CT 06030-6207
       Attention: Executive Director

If to DELIATROPH:
            DeliaTroph Pharmaceuticals, Inc.
                        11588 Sorrento Valley Road
            Suite 16
            San Diego, CA 92121
                        Attention: President

With a copy to:
          Gray Cary Ware & Freidenrich LLP
          4365 Executive Drive
          Suite 1100
          San Diego, CA 92121-2133
                      Attention: Mark Wicker

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

13.7 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Connecticut, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

13.8  Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

13.9 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

13.10 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 12. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

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13.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

13.12 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

13.13 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior representations, agreements and understandings, oral or written, between the parties relating to its subject matter.

13.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

UNIVERSITY OF CONNECTICUT                                         DELIATROPH PHARMACEUTICALS, INC.
HEALTH CENTER

By:      /s/ Michael F. Newborg                 By:   /s/ Gregory Frost
Name: Michael F. Newborg                                    Name:  Gregory Frost
Title:   Executive Director, Center for Science                          Title:   Vice President
            and Technology Commercialization
Date:   12/1/02                                                                           Date:    11/25/02

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